EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-106060, 333-116233, 333-131248, 333-125427 and 333-143677 and Form S-3 Nos. 333-101499, 333-31142, 333-43066, 333-55370, 333-81432, 333-131246 and 333-145009) of La Jolla Pharmaceutical Company and in the related Prospectuses of our reports dated March 17, 2008, with respect to: (1) the consolidated financial statements of La Jolla Pharmaceutical Company, and (2) the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
San Diego, California
March 17, 2008